IDEX II SERIES FUND

                        ADMINISTRATIVE SERVICES AGREEMENT
                     FOR THE IDEX II GLOBAL PORTFOLIO SERIES


     This  Agreement  is entered  into as of April 22, 1992 by and between  IDEX
MANAGEMENT,   INC.,   a   Delaware   corporation   ("Idex   Management"),    and
INTERSECURITIES, INC., a Delaware corporation (the "Distributor").

     WHEREAS, Idex Management has entered into a Management and Investment Advisory Agreement (referred to herein as the "Advisory Agreement"), dated April 22, 1992 with IDEX II Series Fund, a Massachusetts business trust (referred to herein as the "Trust"), under which Idex Management has agreed, among other things, to provide management and administrative services to a certain series of shares of beneficial interest in the Trust, namely, IDEX II Global Portfolio (the "Portfolio").

     WHEREAS, the Advisory Agreement provides that Idex Management may engage the Distributor to furnish it with management and administrative services to assist Idex Management in carrying out certain of its functions under the Advisory Agreement.

     WHEREAS, it is the purpose of this Agreement to express the mutual agreement of the parties hereto with respect to the services to be provided by the Distributor to Idex Management and the terms and conditions under which such services will be rendered.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. SERVICES OF THE DISTRIBUTOR. The Distributor shall provide executive and management services to Idex Management and the Portfolio. Subject to the overall supervision of Idex Management and the Trust, the Distributor shall furnish to the Portfolio the services of executive and administrative personnel to supervise the performance of all administrative, recordkeeping, shareholder relations, regulatory reporting and compliance, and all other functions of the Portfolio other than the investment function, and shall supervise and coordinate the Trust's Custodian and its Transfer Agent and monitor their services to the Portfolio. The Distributor shall also assist Idex Management and the Portfolio in maintaining communications and relations with shareholders of the Portfolio, answer shareholder inquiries or supervise such activity by the Trust's transfer agent, assist in preparation of reports to shareholders of the Portfolio and prepare sales literature promoting the sale of the Portfolio shares as requested by Idex Management and the Portfolio. The Distributor shall provide the Portfolio with necessary office space, telephones and other communications facilities. Upon the request of Idex Management, the Distributor shall also perform such administrative and clerical functions, including recordkeeping and bookkeeping functions, daily pricing of the Portfolio shares and preparation of reports and returns, as Idex

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Management  reasonably  requests;  provided that Idex Management shall reimburse the Distributor at least monthly for all costs and expenses reasonably incurred by the Distributor in connection with the performance of such functions.

     2. OBLIGATIONS OF IDEX MANAGEMENT. Idex Management shall have the following obligations under this Agreement:

     (a) to provide the Distributor with access to all information, documents and records of and about the Portfolio that are necessary to permit the Distributor to carry out its functions and responsibilities under this Agreement;

     (b) to furnish the Distributor with a certified copy of any financial statement or report prepared for the Portfolio by certified or independent accountants, and with copies of any financial statements or reports made by the Portfolio to its shareholders or to any governmental body or securities exchange;

     (c) to compensate the Distributor for its services under this Agreement by the payment of fees equal to (i) 50% of the fees received by Idex Management pursuant to Section 5 of the Advisory Agreement for services rendered by Idex Management to the Portfolio during the term of this Agreement, less (ii) 100% of any amount reimbursed to the Portfolio by Idex Management pursuant to the provisions of Section 7 of the Advisory Agreement and 50% of any amount reimbursed to the Portfolio by Idex Management pursuant to the provisions of
Section 7 of the Advisory Agreement to the extent that such reimbursement exceeds the aforesaid amount paid by the Portfolio to Idex Management. In the event that this Agreement shall be effective for only part of a period to which any such fee received by Idex Management is attributable, then an appropriate proration of the fee that would have been payable hereunder if this Agreement had remained in effect until the end of such period shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this Agreement was in effect. The fees payable to the Distributor hereunder shall be payable upon receipt by Idex Management from the Portfolio of fees payable to Idex Management under Section 5 of the Advisory Agreement.

     (d) the fees payable to the Distributor under paragraph (c) above shall, notwithstanding the provisions of paragraph (c), be subject to reduction as follows: If on December 31 of 1992 and each year thereafter ("Target Date") the aggregate actual net assets on that date of the Trust, IDEX Fund, IDEX Fund 3, IDEX Total Income Trust and any other registered investment company sponsored by Idex Management, containing the name IDEX or with respect to which Idex Management acts as investment adviser or administrator, and to which Janus Capital Corporation ("Janus Capital") provides investment advice (the "Advised Funds") are less that the applicable Target Net Assets specified in Table 1 below, then Idex Management shall pay to Janus Capital a percentage, as specified in Table 2 below, of the Net Fee otherwise payable to the Distributor pursuant to paragraph (c) above.



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                                     Table 1

                                                      Advised Funds
       Target Date                                 Target Net Assets

   December 31, 1992                                  $700 million
   December 31, 1993 (and                             $950 million
    December 31 of each
    year thereafter)

The percentage of the Net Fee otherwise payable to the Distributor pursuant to paragraph (c) above that is instead payable to Janus Capital shall be determined by the percentage that on the applicable Target Date the aggregate actual net assets of the Advised Funds are less than the applicable Target Net Assets of the Advised Funds ("Shortfall of Target") in accordance with Table 2 below:

                                     Table 2

       Shortfall of Target                          Percentage of Net Fee

            5% - 10%                                          10%
         Over 10% - 20%                                       20%
         Over 20% - 30%                                       30%
            Over 30%                                          40%

     No fees shall be payable to Janus Capital and no reduction in the fees payable to the Distributor under this paragraph (d) shall be made for any year if, for the five-year period ending December 31 of the preceding year, the respective total returns of a majority of the Advised Funds that have the objective of investing primarily in equity securities with such a five-year record (and with respect to which Janus Capital shall have provided investment advice for all of such five years and for the then current year) are not in the top one-third of their respective fund categories as determined by Lipper Analytical Services, Inc. or its successor (or if no successor exists, by a mutually agreed upon statistical service).

     3. INVESTMENT COMPANY ACT COMPLIANCE. In performing services hereunder, the Distributor shall at all times comply with the applicable provisions of the Investment Company Act of 1940 and any other federal state securities laws.

     4. PURCHASE BY AFFILIATES. Neither the Distributor nor any of its officers or Directors shall take a long or short position in the securities issued by the Portfolio. This prohibition, however, shall not prevent the purchase from the Portfolio of shares issued by the Portfolio to the officers and Directors of the Distributor (or deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted by the Portfolio's current prospectus, in accordance with Section 22

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of the Investment Company Act of 1940.

     5. TERM AND TERMINATION. This Agreement shall continue in effect until terminated pursuant to the provisions hereof. This Agreement shall terminate automatically upon the termination of the Advisory Agreement. This Agreement may be terminated at any time, without penalty, by Idex Management or by the Trust by giving 60 days' written notice of such termination to the Distributor at its principal place of business, or may be terminated at any time by the Distributor by giving 60 days' written notice of such termination to the Trust and Idex Management at their respective principal places of business.

     6. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (as that term is defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended) of this Agreement.

     7. AMENDMENTS. This Agreement may be amended only by written instrument signed by the parties hereto.

     8. PRIOR AGREEMENTS. This agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                    INTERSECURITIES, INC.


/S/ WILLIAM H. GEIGER                            /S/ JOHN R. KENNEY
_____________________________              By:   _____________________________
William H. Geiger                                John R. Kenney
Secretary                                        Chairman of the Board


ATTEST:                                    IDEX MANAGEMENT, INC.


/S/ WILLIAM H. GEIGER                            /S/ G. JOHN HURLEY
_____________________________              By:   _____________________________
William H. Geiger,                               G. John Hurley
Secretary                                        President and Chief
                                                 Executive Officer



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